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                                                                    EXHIBIT 99.1

Contact: Medical Discoveries, Inc.             FOR IMMEDIATE RELEASE
208-736-1799


            MEDICAL DISCOVERIES INC. SIGNS AGREEMENTS FOR $3,000,000
                            EQUITY PRIVATE PLACEMENT



                      Funds to Support Targeted Acquisition

TWIN FALLS, IDAHO, December 7, 2004 - Medical Discoveries, Inc. (OTC-BB as MLSC) announced today that it has signed agreements for a $3,000,000 equity private placement consisting of convertible preferred stock and warrants. The financing is structured to support the prospective acquisition of certain biotechnology assets and intellectual property that the Company is currently pursuing.

The Equity Private Placement was made by Mercator Advisory Group, LLC of Los Angeles, California, through its designated funds, Mercator Momentum Fund, LP. and Mercator Momentum Fund III, LP.

Ascendiant Securities LLC of Irvine, California served as placement agent on the transaction.

Pursuant to the terms of the equity financing, the funding is contingent upon the Company closing the acquisition of certain intellectual property from a biotechnology company. The Company has executed a letter of intent with the selling company, but has not yet reached a definitive agreement. Therefore, there can be no assurances that the acquisition will close or that the investment will be completed. The Company anticipates that 100% of the proceeds of the investment will be used for the acquisition and related costs.

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Additional information regarding the financing and prospective acquisition may be found in the Company's 8-K filing anticipated later this week. Details regarding the specifics of the prospective acquisition will be withheld due to confidentiality until definitive documentation is executed.

Formed in 1991, Medical Discoveries, Inc. is a publicly traded (OTC Bulletin Board as MLSC) development-stage biopharmaceutical research company engaged in the research, development and validation of its patented anti-infective technology. MDI's electrolyzed solution of free radicals represents a novel approach to treating its initial target indications, Cystic Fibrosis and HIV.

Information in this press release relating to the potential of MDI constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties set forth in MDI's 2003 Annual Report on Form 10-KSB, as amended, and other filings with the Securities and Exchange Commission.


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